UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No. _____ )

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ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

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ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® JPMORGAN INTERNATIONAL OPPORTUNITIES FUND

(formerly, AZL Morgan Stanley International Equity Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

June 13, 2011

Dear Contract Owner:

We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.

We want to inform you of a change affecting the Fund; the Board of Trustees of the Allianz Variable Insurance Products Trust approved a new subadviser and a new name for the Fund.

Effective May 1, 2011, J.P. Morgan Investment Management Inc. serves as subadviser to the Fund, replacing Morgan Stanley Investment Management Inc., and the Fund was renamed “AZL JPMorgan International Opportunities Fund.” The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund’s investment manager. The investment manager’s recommendation was based on several factors, including:

•	The Fund’s past performance;

•	The performance of J.P. Morgan’s portfolio management team in managing a fund that is similar to the Fund;

•	The depth and experience of J.P. Morgan’s portfolio management team; and

•	The reputation, financial strength and resources of J.P. Morgan.

The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund’s subadviser, upon recommendation of the manager, without shareholder approval.

Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,

                                                                                                    /s/ Brian Muench

Brian Muench

President

Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® JPMORGAN INTERNATIONAL OPPORTUNITIES FUND

(formerly, AZL Morgan Stanley International Equity Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

June 13, 2011

INFORMATION STATEMENT

INTRODUCTION

This information statement is being sent on behalf of the Board of Trustees (the “Board” or the “Trustees”) of Allianz Variable Insurance Products Trust (the “Trust”) by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, “Allianz”) to owners of certain variable annuity contracts or variable life insurance policies (“Contracts”) issued by Allianz.

At an in-person meeting held on February 22, 2011, the Board considered a recommendation by Allianz Investment Management LLC (the “Manager”), the investment manager to the AZL Morgan Stanley International Equity Fund (the “Fund”), to (a) approve a subadvisory agreement (the “J.P. Morgan Agreement”) between the Manager and J.P. Morgan Investment Management Inc. (“J.P. Morgan”), pursuant to which J.P. Morgan would replace Morgan Stanley Investment Management Inc. (“Morgan Stanley”) as subadviser to the Fund, and (b) change the name of the Fund to “AZL JPMorgan International Opportunities Fund.” At the February 22 meeting, the Board voted unanimously to approve the J.P. Morgan Agreement, which became effective as to the Fund on May 1, 2011. At the meeting, the Board reviewed materials furnished by the Manager pertaining to J.P. Morgan and the J.P. Morgan Agreement.

The Board approved the J.P. Morgan Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2002 (the “Order”). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.

Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on May 16, 2011. This information statement describes the circumstances surrounding the Board’s approval of the J.P. Morgan Agreement and provides you with an overview of the terms of the J.P. Morgan Agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the “Trust”)

The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust is comprised of 29 separate investment portfolios including the Fund, each of which is, in effect, a separate mutual fund.

Shares of the Fund, which are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets, are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the “FOF Trust”) may invest in shares of the Fund.

The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Contracts issued through the separate accounts.

Administrator and Principal Underwriter

Citi Fund Services Ohio, Inc. (“CFSO”), whose principal location is 3435 Stelzer Road, Columbus, Ohio 43219, serves as administrator, transfer agent and fund accountant to the Fund pursuant to an Amended Services Agreement dated January 1, 2011. Services provided by CFSO include providing office space, equipment, and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, and dividend disbursing services.

Allianz Life Financial Services, LLC (“ALFS”), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s principal underwriter. ALFS is affiliated with the Manager.

ALFS receives 12b-1 fees directly from the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2010, the Fund paid ALFS $818,493 in 12b-1 fees.

Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer (“CCO”) and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $75.00 per hour for time incurred in connection with the preparation and filing of certain documents with the Securities and Exchange Commission. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2010, the Fund paid the Manager administrative and compliance service fees of $13,691.

Allianz Investment Management LLC (the “Manager”)

The Manager serves as the Trust’s investment manager pursuant to an investment management agreement originally approved by the Board on April 11, 2001 (the “Management Agreement”). Pursuant to a subadvisory agreement dated June 1, 2010, between the Manager and Morgan Stanley (the “Morgan Stanley Agreement”), Morgan Stanley served as the Fund’s subadviser until J.P. Morgan began serving as the Fund’s subadviser on May 1, 2011.

The Fund’s initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and a subadvisory agreement between the Manager and Van Kampen Asset Management with respect to the Fund on May 1, 2003. Because the Fund’s initial sole shareholder approved the Management Agreement and the Fund’s initial subadvisory agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of the subadvisory agreements.

The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America; its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Manager is responsible for the overall management of the Trust and for retaining subadvisers (and sub-subadvisers) to manage the assets of each fund of the Trust according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each fund of the Trust to act as each fund’s investment subadviser and provide day-to-day portfolio management. As part of the Manager’s duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser’s contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund pays the Manager a fee at an annual rate of 0.95% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement. The Manager periodically may elect to voluntarily waive or limit all or a portion of its fee with respect to the Fund in order to increase the net income of the Fund available for distribution as dividends. In this regard, the Manager has entered into an agreement with the Fund, effective May 1, 2011, to reduce, on a temporary, voluntary basis, the management fee to 0.85% on average daily net assets.1

The Manager also has entered into a separate agreement (the “Expense Limitation Agreement”) with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund’s total annual fund operating expenses, as a percentage of average daily net assets, to 1.39%, through at least April 30, 2012.

Section 15(a) of the 1940 Act generally requires that a majority of a fund’s outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund’s subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Manager, without shareholder approval. Pursuant to the Order, the Manager may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.

Investment Subadviser

Replacement of Morgan Stanley with J.P. Morgan

At a meeting held on February 22, 2011, the Board considered a recommendation by the Manager to (a) approve a subadvisory agreement between the Manager and J.P. Morgan, whereby J.P. Morgan would replace Morgan Stanley as subadviser to the Fund, and (b) change the name of the Fund to “AZL JPMorgan International Opportunities Fund.” At the February 22 meeting, the Board reviewed materials furnished by the Manager pertaining to J.P. Morgan and the J.P. Morgan Agreement and voted unanimously to approve the J.P. Morgan Agreement, with respect to the Fund, at an effective date to be selected by officers of the Trust. The J.P. Morgan Agreement became effective as to the Fund on May 1, 2011.

J.P. Morgan is a wholly-owned subsidiary of J.P. Morgan Asset Management Holdings Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co., a bank holding company. J.P. Morgan is located at 270 Park Avenue, New York, NY 10017. As of December 31, 2010, J.P. Morgan and its affiliates had $1.3 trillion in assets under management.

The names and principal occupations of the directors and principal executive officers of J.P. Morgan at March 31, 2011, are set forth in the following table. The address of each such individual is 270 Park Avenue, New York, NY 10017, which is also the mailing address of J.P. Morgan.

Name	Principal Occupation
George C.W. Gatch	Chairperson; President and Chief Executive Officer; Director; Managing Director
Seth P. Bernstein	Director, Global Head of Fixed Income; Managing Director
Lawrence M. Unrein	Director; Managing Director
Martin R. Porter	Global Head of Equities; Managing Director
Clive S. Brown	Director; Managing Director
Scott E. Richter	Secretary
Joseph K. Azelby	Director; Managing Director

1 Prior to May 1, 2011, the management fee was reduced to 0.80% on average daily net assets.

Paul A. Quinsee	Director; Managing Director
Joseph J. Bertini	Chief Compliance Officer; Managing Director
Robert L. Young	Director; Managing Director
Craig M. Sullivan	Treasurer; Chief Financial Officer; Director; Managing Director

Jeroen Huysinga is the Fund’s portfolio manager. Mr. Huysinga is managing director and a portfolio manager in the Global Equities Team at J.P. Morgan. An employee since 1997, he previously spent two years at Lombard Odier (UK) Ltd., where he was a Japanese equity portfolio manager. Prior to this, he held positions with the British Steel pension fund as a UK analyst and as a Japanese equity portfolio manager, after beginning his career at Lloyds Bank. Mr. Huysinga obtained a BA in Economics and International Studies from the University of Warwick. He is an associate of the Institute of Investment Management and Research.

No person who is an officer or trustee of the Trust is an officer, employee, or director of J.P. Morgan.

J.P. Morgan currently serves as investment adviser for the following fund, which is registered with the SEC under the 1940 Act and has an investment objective substantially similar to the investment objective of the Fund:

Fund	Rate of Management Fee	Management Fee Waiver or Expense Reimbursement	Net Assets at March 31, 2011
Commonfund	0.40% first $300 million 0.38% thereafter	None	$313 million
Mass Mutual	0.45% first $25 million 0.40% thereafter	None	$14 million
JPM International Opportunities Fund	0.60% on all assets	None	$410 million

INVESTMENT SUBADVISORY AGREEMENT

Information Concerning the J.P. Morgan Agreement

The J.P. Morgan Agreement is materially the same as the Morgan Stanley Agreement and requires J.P. Morgan to perform essentially the same services as provided previously by Morgan Stanley. Accordingly, the Fund will receive subadvisory services from J.P. Morgan that are substantially the same as those provided by Morgan Stanley.

The J.P. Morgan Agreement provides that, subject to supervision by the Manager and the Board, J.P. Morgan shall have discretion to manage the investment of the Fund’s assets in accordance with the applicable limits and requirements set forth in (i) the Fund’s prospectus and statement of additional information, (ii) instructions and directions of the Manager and the Board communicated to J.P. Morgan in writing, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement, and (v) any of J.P. Morgan’s policies and procedures as communicated to the Fund or the Manager.

J.P. Morgan is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with J.P. Morgan’s proxy voting guidelines and procedures.

J.P. Morgan selects the broker-dealers (including broker-dealers affiliated with the Manager or J.P. Morgan) through which the Fund will place investment orders, provided that such orders conform to federal securities laws and are consistent with J.P. Morgan’s responsibility to seek best execution. In assessing the best execution available for any transaction, J.P. Morgan may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, the broker-dealer.

When J.P. Morgan deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its other clients, J.P. Morgan, as permitted by applicable law, may aggregate the securities to be sold or purchased. In such event, J.P. Morgan will allocate such securities, as well as the expenses incurred in the transaction, in a manner J.P. Morgan considers to be, over time, equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

J.P. Morgan will maintain such books and records as are required under the 1940 Act and as are necessary for the Manager to meet its record keeping obligations and will provide the Board, the Manager and the Fund’s custodian and administrator with such periodic and special reports as may be requested from time to time.

The J.P. Morgan Agreement permits J.P. Morgan to employ, delegate or associate itself with other persons to assist J.P. Morgan in performing its obligations under the J.P. Morgan Agreement, provided that any delegation is permitted by law, is done with prior written notice to the Manager, and does not result in any such person serving as an “investment adviser” to a Fund within the meaning of the 1940 Act. J.P. Morgan remains liable for the performance of its obligations under the J.P. Morgan Agreement and for any acts or omissions of such other person.

The J.P. Morgan Agreement provides that J.P. Morgan is not liable for any loss sustained by the Fund, the Manager or any shareholder of a Fund for the services which J.P. Morgan may render or fail to render under the J.P. Morgan Agreement, except that J.P. Morgan may be liable (i) by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the J.P. Morgan Agreement, or (ii) to the extent otherwise provided in the Securities Act of 1933, the 1940 Act or the Advisers Act.

The J.P. Morgan Agreement provides for an initial term of two years from the date of execution. Thereafter, the J.P. Morgan Agreement may be renewed for successive periods of 12 months each with respect to the Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

The J.P. Morgan Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to J.P. Morgan. The Manager may terminate the J.P. Morgan Agreement, without payment of any penalty, (i) upon 60 days' written notice to J.P. Morgan; (ii) upon any uncured material breach by J.P. Morgan of any representations and warranties in the Agreement; or (iii) immediately if, in the reasonable judgment of the Manager, J.P. Morgan becomes unable to discharge its duties and obligations under the Agreement. J.P. Morgan may terminate the Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to the Manager; or (2) upon any uncured material breach by the Manager of any representations and warranties in the Agreement. The J.P. Morgan Agreement also terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

J.P. Morgan’s services under the J.P. Morgan Agreement are not exclusive. J.P. Morgan is permitted to provide the same or similar services to other clients.

The J.P. Morgan Agreement provides that for the services provided and the expenses assumed by J.P. Morgan, the Manager (out of its fees received from the Fund under the Management Agreement) will pay J.P. Morgan a fee based on average daily net assets of 0.40% on the first $1 billion and 0.35% on all assets over $1 billion. The Morgan Stanley Agreement provided for subadvisory fees of 0.470% on the first $250 million, 0.400% on the next $250 million, and 0.315% on all assets over $500 million.

Advisory and Subadvisory Fees

For the fiscal year ended December 31, 2010, the Manager earned $3,110,281 under the Management Agreement. The Manager waived $491,098 of this amount under the Expense Limitation Agreement. No prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the same period.

For the fiscal year ended December 31, 2010, Morgan Stanley received $1,483,851 for subadvisory services to the Fund. If the J.P. Morgan Agreement had been in effect during the same period, J.P. Morgan would have received $1,308,851 for subadvisory services to the Fund. This amount would have been 88.2% of the amount received by Morgan Stanley for the same period. The lower subadvisory fee rate payable under the J.P. Morgan Agreement will not reduce the fees and expenses expected to be paid by the Fund’s shareholders.

Board Consideration of the J.P. Morgan Agreement

At an in-person meeting held on February 22, 2011, the Board considered the Manager’s recommendation that J.P. Morgan replace Morgan Stanley as the Fund’s subadviser. At the meeting, the Board reviewed materials furnished by the Manager pertaining to J.P. Morgan and the J.P. Morgan Agreement and unanimously approved the J.P. Morgan Agreement, which became effective as to the Fund May 1, 2011.

The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the Trust. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser. As part of its ongoing obligation to monitor and evaluate the performance of the Fund’s subadviser, the Manager reviewed and evaluated Morgan Stanley’s management of the Fund, with a focus on the Fund’s investment performance in relation to its benchmark.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the J.P. Morgan Agreement for the Fund in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Manager, Morgan Stanley or J.P. Morgan. At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board’s consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the J.P. Morgan Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the Morgan Stanley Agreement and determined that the J.P. Morgan Agreement was reasonable and in the best interests of the Fund, and approved J.P. Morgan as the Fund’s new subadviser. The Board’s decision to approve the J.P. Morgan Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

(1) The nature, extent, and quality of services provided by the Subadviser. In deciding to approve J.P. Morgan, the Board considered the reputation, financial strength and resources of J.P. Morgan, and the experience and reputation of its portfolio management team to be involved with the Fund. The Board also considered J.P. Morgan’s investment philosophy and process, particularly in the international, large-cap core area. The Board determined that, based upon the Manager’s report, the proposed change to J.P. Morgan as the subadviser likely would benefit the Fund and its shareholders.

In reviewing various other matters, the Board concluded that J.P. Morgan was a recognized firm capable of competently managing the Fund; that the nature, extent and quality of services that J.P. Morgan could provide were at a level at least equal to the services provided by Morgan Stanley; that the services contemplated by the J.P. Morgan Agreement are substantially the same as those provided under the Morgan Stanley Agreement; that the J.P. Morgan Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that J.P. Morgan is staffed with qualified personnel and has significant research capabilities; and that the investment performance of J.P. Morgan in managing a similar fund, as discussed below, is at least satisfactory.

(2) The investment performance of J.P. Morgan. The Board received information about the performance of J.P. Morgan in managing an international, large-cap core fund that is generally comparable to the Fund. The performance information, which covered the five years ending September 30, 2010, included returns, risk, tracking error, performance versus a benchmark (the Morgan Stanley Capital International Europe Australasia and Far East Index) and performance rankings relative to a peer group of comparable funds. The Board noted, for example, that J.P. Morgan outperformed the benchmark for each of the one-, two-, three-, four-, and five-year periods ending September 30, 2010.

(3) The costs of services to be provided and profits to be realized by J.P. Morgan from its relationship with the Fund. The Board compared the fee schedule in the J.P. Morgan Agreement to the fee schedule in the Morgan

Stanley Agreement. The Board noted that the fee schedules in both agreements require that the Manager pay the subadviser an annual fee on average daily net assets, as set forth under “Information Concerning the J.P. Morgan Agreement,” above. The Board noted that the fee schedule in the J.P. Morgan Agreement was the result of arm’s-length negotiation between the Manager and J.P. Morgan. The Manager also reported that the Fund’s total expense ratio (which includes management fees and operating expenses) was in the 42nd percentile in the category of international funds. Based upon its review, the Board concluded that the fees proposed to be paid to J.P. Morgan were reasonable. As of February 22, 2011, J.P. Morgan had not begun to act as subadviser to the Fund, and no estimated profitability information for acting as subadviser to the Fund was received.

(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board noted that the fee schedule in the J.P. Morgan Agreement contains breakpoints that reduce the fee rate on assets above $1 billion, as described under “Information Concerning the J.P. Morgan Agreement,” above. The Board also noted that the Fund had approximately $332 million in net assets at December 31, 2010. The Board considered the possibility that J.P. Morgan, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager’s cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all.

The Trustees noted that the Manager has agreed temporarily to reduce its management fee and to “cap” the Fund’s expenses at certain levels, which could have the effect of reducing expenses as would the implementation of advisory/subadvisory fee breakpoints. The Manager has committed to continue to consider the continuation of fee “caps” and/or additional advisory/subadvisory fee breakpoints as the Fund grows larger. The Board receives quarterly reports on the level of Fund assets. The Board expects to consider whether or not to reapprove the J.P. Morgan Agreement at a meeting to be held prior to December 31, 2011, and will at that time, or prior thereto, consider: (a) the extent to which economies of scale can be realized, and (b) whether the subadvisory fee schedule should be modified to reflect such economies of scale, if any.

Having taken these factors into account, the Trustees concluded that the fee schedule in the J.P. Morgan Agreement was acceptable.

Brokerage Transactions

During the fiscal year ended December 31, 2010, the Fund paid aggregate brokerage fees of $332,126.

Affiliated Brokerage Commissions

During the fiscal year ended December 31, 2010, the Fund paid $2,455 in commissions to an Affiliated Broker (Citigroup Global Markets), which was less than one percent of aggregate brokerage fees paid by the Fund during that period. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Manager, or the subadviser.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on May 16, 2011, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At May 16, 2011, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.

In addition to directly owning shares of the Fund, Allianz and its separate accounts own shares of the Fund indirectly through ownership of shares of the FOF Trust, which is permitted to invest in shares of the Fund. Accordingly, Allianz, directly and indirectly through its separate accounts, was the only shareholder of the Fund at May 16, 2011.

To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at May 16, 2011. Information relating to direct ownership in the Fund by Allianz is provided below:

At May 16, 2011
Fund	Shares Outstanding	Allianz Life Insurance Company of North America (Shares / Percent of Shares Outstanding)	Allianz Life Insurance Company of New York (Shares / Percent of Shares Outstanding	FOF Trust (Shares / Percent of Shares Outstanding
AZL JPMorgan International Opportunities Fund
	30,859,962	19,654,443 / 63.7% 63.69%	835,121 / 2.7%	10,370,399 / 33.6%

REPORTS AVAILABLE

Upon request, the Fund will furnish to Contract owners, without charge, a copy of its most recent annual report to shareholders and semi-annual report to shareholders. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 877-833-7113, if made by telephone.

To reduce expenses, only one copy of this Information Statement or the Trust’s annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of this information statement or the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household in the future, please contact the Trust at the above address or phone number.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.